EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS HOLIDAY PERIOD SALES RESULTS

New York, N.Y., January 19, 2016 - Tiffany & Co. (NYSE: TIF) today reported its sales results for the two-month period ended December 31st (“holiday period”). Results were negatively affected by the strong U.S. dollar and weak tourist spending in a number of markets. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales declined 3% (due to declines in the Americas and Asia-Pacific offsetting growth in Japan and Europe) and comparable store sales declined 5%. There were no noteworthy differences in performance among jewelry categories. Reported in U.S. dollars, worldwide net sales of $961 million were 6% lower than the prior year.

Net sales highlights by region:

•
In the Americas, on a constant-exchange-rate basis total sales and comparable store sales were 5% and 8% below the prior year, respectively. Lower sales occurred across much of the U.S., exacerbated by lower foreign tourist spending in New York and certain other U.S. markets which management attributes to the strong U.S. dollar. Total sales rose in Canada and Latin America. Reported in U.S. dollars, total sales of $505 million were 7% below the prior year.

•
In the Asia-Pacific region, on a constant-exchange-rate basis total sales and comparable store sales declined 6% and 9%, respectively. A continuation of strong sales growth in China was more than offset by significant weakness in Hong Kong and Singapore, with varying performance in other markets. Reported in U.S. dollars, total sales of $187 million were 11% below the prior year.

•
In Japan, on a constant-exchange-rate basis total sales increased 12% and comparable store sales rose 10%, reflecting higher sales to local customers and foreign tourists. Reported in U.S. dollars, total sales rose 9% to $123 million.

•
In Europe, on a constant-exchange-rate basis total sales rose 4% and comparable store sales declined 2%. Sales rose in the U.K., but performance was mixed across continental Europe with a notable decline in France, all of which reflected varying levels of demand among local customers and foreign tourists. Reported in U.S. dollars, total sales in Europe of $128 million were 4% below the prior year.

•
Other sales on a constant-exchange-rate basis declined 16% in total and comparable store sales on that same basis decreased 12%. Reported in U.S. dollars, sales of $19 million were 20% below the prior year.

•
At December 31, 2015, the Company operated 307 stores (125 in the Americas, 81 in Asia-Pacific, 56 in Japan, 39 in Europe, and five stores in the United Arab Emirates and one in Russia), versus 296 stores a year ago (123 in the Americas, 73 in Asia-Pacific, 56 in Japan, 38 in Europe, and five in the U.A.E. and one in Russia).

Frederic Cumenal, chief executive officer, said, “In the holiday period, we continued to feel pressure from the strong U.S. dollar on the translation of non-U.S. sales into dollars and on foreign tourist spending in the U.S., which we expect will continue into 2016. We believe overall sales results were negatively affected by restrained consumer spending tied to challenging and uncertain global economic conditions and we expect 2015 earnings to come in at the low end of our previously-set range of expectations. Nonetheless, we were pleased with initial sales of our new fashion and fine jewelry designs, a solid increase in worldwide e-commerce sales and our ability to maintain gross margin at normal levels.”

Full Year 2015 and 2016 Outlooks:
Management expects net earnings in the year ending January 31, 2016 to decline approximately 10% (compared with its previously-reported forecast calling for a 5%-10% decline) from last year’s $4.20 per diluted share (excluding the loan impairment charge in the second quarter of 2015 and a debt extinguishment charge in 2014). In addition, this forecast excludes a charge of approximately four cents per diluted share being recorded in the fourth quarter for staff and occupancy reductions. This forecast does not assume recording any additional loan impairment charges. The Company maintains its forecast to generate at least $500 million of free cash flow in the full year. While financial plans for 2016 have not been finalized, management currently believes that the strong dollar and global macro challenges will likely result in minimal growth in net sales and net earnings, as reported in dollars and excluding charges in 2015, for the year. All assumptions and expectations are approximate and may or may not prove valid.

Upcoming Announcements and Events:

•
The Company expects to report its fourth quarter and full year results on March 18th before the market opens. Management will conduct a conference call with a question and answer session. To be notified of future announcements, register at http://investor.tiffany.com (“E-Mail Alerts”).

•
The Company will host an Analyst/Investor Day on April 12th at its corporate office in New York during which members of Company management will provide overviews of their respective areas of responsibility and strategic direction. A live audio webcast of the presentations will be available on the Company’s website at http://investor.tiffany.com. Due to space restrictions, a limited number of in-person invitations will be issued. For those unable to attend or to listen to the live webcast, a replay will be available on the Company’s website for 90 days following the event.

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Forward-Looking Statements:
The statements in this document that refer to plans and expectations for the fourth quarter, the current fiscal year and future periods are forward-looking statements that involve a number of risks and uncertainties. Words such as 'expects,' 'anticipates,' 'forecasts,' 'plans,' 'believes,' 'continues,' 'may,' 'will,' and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's objectives, expectations and beliefs with respect to store openings and closings, product introductions, sales, sales growth, retail prices, gross margin, expenses, operating margin, effective income tax rate, net earnings and net earnings per share, inventories, capital expenditures, cash flow, liquidity, currency translation and growth opportunities. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause the Company's actual results to differ materially from those indicated in these forward-looking statements. Such factors include, but are not limited to, risks from global economic conditions, decreases in consumer confidence, the Company's significant operations outside of the United States, regional instability and conflict that could disrupt tourist travel and local consumer spending, weakening foreign currencies, changes in the Company's product or geographic sales mix and changes in costs or reduced supply availability of diamonds and precious metals. Please also see the Company's risk factors, as they may be amended from time to time, set forth in the Company's filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a discussion of these and other factors that could cause actual results to differ materially. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.
Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Two Months Ended December 31, 2015			Eleven Months Ended December 31, 2015
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(6)%	(3)%	(3)%	(3)%	(5)%	2%
Americas	(7)	(2)	(5)	(4)	(2)	(2)
Asia-Pacific	(11)	(5)	(6)	(2)	(5)	3
Japan	9	(3)	12	(3)	(13)	10
Europe	(4)	(8)	4	(1)	(14)	13
Other	(20)	(4)	(16)	(15)	(6)	(9)

Comparable Store Sales:
Worldwide	(9)%	(4)%	(5)%	(6)%	(6)%	—%
Americas	(10)	(2)	(8)	(6)	(3)	(3)
Asia-Pacific	(14)	(5)	(9)	(5)	(6)	1
Japan	6	(4)	10	(8)	(13)	5
Europe	(10)	(8)	(2)	(4)	(13)	9
Other	(18)	(6)	(12)	(12)	(9)	(3)

TIF-E